Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective June 13th, 2019 (the “Effective Date”), by Giuseppe Papandrea (“Executive”) and Zynex Medical (the “Company”).

RECITALS

A.	Company desires to hire Executive as Chief Operating Officer and to compensate Executive for Executive’s services to the Company; and

B.	Executive wishes to be employed by the Company and provide services to the Company in return for certain compensation; and

C.	WHEREAS, the Company and Executive desire to enter into this Agreement

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree to the following:

1.	Definitions.

1.1	“Affiliates” means, with respect to the Company, any entity which, directly or indirectly, is controlled by or is under common control with the Company

1.2	“Board of Directors” or “Board” means the Board of Directors of the Company.

1.3	“Cause” will be limited to mean the following:

(i)	Willful misfeasance or nonfeasance by Executive that materially injures the reputation, business or business relationships of the Company or its Affiliates, or any of their respective officers, directors or employees and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days following receipt of written notice;
(ii)	Any act involving moral turpitude or conviction of a crime other reflects in some material fashion unfavorably upon the business or business relationships of the Company, its Affiliates, or any of its officers, directors or employees;
(iii)	The willful and continued failure to perform substantially the Executive’s duties or to follow the reasonable direction of the CEO or the Board within thirty (30) business days after receipt by Executive of written notice of such failure, other than by reason of Disability (as defined below) or approved leave of absence; or
(iv)	Willful or prolonged absence from work by Executive, other than by reason of Disability or approved leave of absence, whether paid or unpaid.

1.4	“Code” will mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.5	“Disability” will mean the earliest of the date on which Executive is deemed disabled under: (i) the long-term disability policy maintained by the Company; (ii) Code Section 22(e)(3); or (iii) the determination of the Social Security Administration. Notwithstanding the foregoing, Executive will not be considered to have suffered a Disability under subparagraph (ii) above if Executive timely provides medical certification from a qualified licensed physician that Executive is able to perform the essential functions of Executive’s position, with or without reasonable accommodation.

1.6	“Good Reason” will mean the occurrence of any of the following without Executive’s prior written consent:

(i)	the removal of Executive as Chief Operating Officer of the Company, assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s position, including any material diminution of Executive’s status, title, authority, duties or responsibilities or any other action that results in a material diminution in such status, title, authority, duties or responsibilities;
(ii)	the reduction by five percent (5%) or more of Executive’s base salary or the reduction by five percent (5%) or more of the aggregate of Executive’s base salary and Incentive Compensation target cumulatively during any one year period, without Executive’s consent, or any action that materially adversely affects Executive’s overall compensation and benefits package, provided that the Company may change the benefits package if those changes are made on a non-discriminatory basis for all employees who participate in the benefits plans available to Executive; or
(iii)	the failure of the Company to pay to Executive any portion or installment of any salary, Incentive Compensation or deferred compensation within fifteen (15) days of the date such compensation is due.

1.7	“Termination Date” will mean Executive’s last day of employment, regardless of whether termination is on account of death, Disability, with or without Cause, or a resignation with or without Good Reason.

2.	Employment by the Company.

2.1	Position. Subject to the terms set forth in this Agreement, the Company agrees to employ Executive in the position of Chief Operating Officer and Executive hereby accepts such employment and position. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

2.2	Duties. Executive will report to the CEO and will perform such duties as are normally associated with Executive’s position as are assigned to Executive from time to time. Executive will perform Executive’s duties under this Agreement at the Company’s principal place of business and such other locations as agreed upon by Executive and the Company.

2.3	Term. The term of this Agreement will run from the Effective Date until such time as it is terminated in accordance with the terms of this Agreement.

2.4	Company Policies and Benefits. The employment relationship between the parties will be subject to the Company’s personnel policies and procedures as they may be adopted, revised or deleted from time to time in the Company’s sole discretion. Subject to any specific exceptions or conditions set forth in Section 3.5, Executive will be eligible to participate on substantially the same basis as similarly situated Executives in the Company’s benefit plans and programs in effect from time to time during Executive’s employment; provided, however, that participation and awards under any equity compensation or equity Incentive Compensation plan or program will be determined by the Board on an individual, case-by-case basis. All matters of eligibility for coverage or benefits under any benefit plan or program will be determined in accordance with the provisions of such plan or program. The Company reserves the right to change, alter, or terminate any benefit plan or program in its sole discretion; provided, however, that no such change, alteration or termination will change any vested or accrued benefits or rights of Executive. Notwithstanding the foregoing, in the event that the terms of this Agreement expressly provide Executive with benefits that differ from the Company’s generally available benefits, then the terms of this Agreement will control.

3.	Compensation and Benefits.

3.1	Salary. Executive will receive for Executive’s services to be rendered under this Agreement an initial annualized base salary of $235,000 (the “Base Salary”), subject to annual review and adjustment from time to time by the CEO. The Base Salary will be payable in accordance with Company’s standard payroll practices.

3.2	Incentive Compensation. Executive will be eligible for quarterly and annual incentive compensation (“Incentive Compensation”) in the total amount of $235,000 per calendar year, as determined by the CEO based on an incentive compensation plan to be established annually in writing by the Board. The Incentive Compensation will be calculated based on performance goals measured at the end of the applicable quarter/year. The Company will pay earned quarterly and annual Incentive Compensation at the time(s) determined by the Company, but in no event later than March 31 of the calendar year following the year in which Executive’s right to the Incentive Compensation arises.

3.3	Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses incurred by Executive during the period Executive is employed by the Company, in accordance with the Company’s standard expense reimbursement policy.

3.4	Paid Time Off. Executive will have paid time off in accordance with your offer letter, which will be scheduled at a time acceptable to both the Executive and the Company.

3.5	Benefits & Equity Grants. As provided in Section 2.4, Executive will receive benefits in accordance with the Company’s standard benefits plan and policies, as amended from time to time and as supplemented in your offer letter dated June 12th, 2019. You will also be entitled to receive equity grants as stated in your offer letter.

4.	Non-Competition; Non-Solicitation; Confidentiality.

4.1	Non-Competition. Executive acknowledges that Executive will gain extensive and valuable experiences and knowledge in the business conducted by the Company and its Affiliates and will have extensive contacts with customers of the Company and its Affiliates. Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees with the Company that, during the term of this Agreement and for the Applicable Severance Payout Period (as defined in Section 7.2(c) following the Executive’s Termination Date, Executive will not compete directly or indirectly with the Company or its Affiliates and will not during such period make public statements in derogation of the Company or its Affiliates. Competing directly or indirectly with the Company and its Affiliates will mean engaging or having a material interest, directly or indirectly, as owner, employee, officer, director, partner, venturer, stockholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in the operation of any entity’s division or group which manufactures and markets medical devices that treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. Competing directly or indirectly with the Company or its Affiliates, as used in this Agreement, will not include having an ownership interest as an inactive investor, which for purposes of this Agreement will mean the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Company, which shares are publicly traded in the securities markets. This Section 4.1 will cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and fails to cure such breach within twenty (20) days of receiving written notice of such breach from Executive. Executive agrees that any violation of this Section 4.1 by Executive, as determined by a court of law, will result in termination of the Company’s obligations to provide severance benefits under this Agreement and in the event of such termination, Executive will be required to repay to the Company any such severance benefits previously received.

4.2	Non-Solicitation. Executive acknowledges that Executive will have extensive contacts with employees and customers of the Company. Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees that during the term of this Agreement, and for the Applicable Severance Payout Period following Executive’s Termination Date, Executive will not (i) solicit, raid, entice or induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (ii) interfere with the relationship of the Company or its Affiliates with any such employees, including, but not limited to, hiring such employee; or (iii) personally target or solicit customers of the Company or its Affiliates to purchase products or services in competition with the Company’s or its Affiliates products or services or to terminate a relationship with the Company or its Affiliates. This Section 4.2 will cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and fails to cure such breach within twenty (20) days of receiving notice of such breach from Executive. Executive agrees that any violation of this Section 4.2 by Executive, as determined by a court of law, will result in termination of the Company’s obligations to provide severance benefits hereunder and in the event of such termination, Executive will be required to repay to the Company any such severance benefits previously received.

4.3	Confidentiality. Executive acknowledges that Executive will have access to certain information related to the business, operations, future plans and customers of the Company and its Affiliates, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Executive acknowledges and affirms the terms and conditions of the Confidentiality and Non-Compete Agreement signed by Executive, which is incorporated by reference. The terms and conditions of Sections 4.1 and 4.2 will take precedence over any non-competition/non-solicitation provisions contained in the Confidentiality and Non-Compete Agreement.

5.	Outside Activities. Except with the prior written consent of the CEO, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, consulting, advisory, or other business enterprise or business activities that would interfere with Executive’s responsibilities and the performance of Executive’s duties under this Agreement with the exception that engaging in charitable, civic, community activities and serving of boards of directors of charitable or civic organizations will not constitute interference, provided the time spent in such activities does not negatively impact Executive’s performance of Executive’s duties under this Agreement.

6.	No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, that conflicts with Executive’s obligations hereunder.

7.	Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section 7 govern the amount of compensation, if any, to be provided to Executive upon termination of Executive’s employment and do not alter Executive’s at-will status.

7.1	Standard Termination Payments.

a.	Salary and Reimbursements. Regardless of the reason for termination, the Company will pay Executive on the first regularly scheduled payroll date following Executive’s Termination Date any Base Salary accrued but unpaid as of Executive’s Termination Date, the value of any accrued paid time off unused by Executive as of Executive’s Termination Date, and any unpaid Expense Reimbursement, so long as the Expense Reimbursement complies with the Company guidelines for such requests.

b.	Incentive Compensation. In the event Executive’s employment with the Company terminates for any reason (including death or Disability) before the end of any quarterly or annual performance period on which the Incentive Compensation is based, Executive will be paid a pro-rata portion of Executive’s Incentive Compensation (based on the number of days Executive was employed in the applicable quarter with regard to the quarterly Incentive Compensation and the number of days Executive was employed in the calendar year with respect to the annual Incentive Compensation) of the Incentive Compensation that is earned for the quarter/year in which Executive’s employment with the Company terminated, such amounts to be paid on the date the Company would otherwise have paid the Incentive Compensation if Executive’s employment with the Company had not terminated. If the Incentive Compensation is considered “compensation” for purposes of any Company-sponsored qualified retirement plan, the right to defer such Incentive Compensation will continue to be governed by such plan or plans, with the terms of such plan or plans incorporated into this Agreement by reference.

7.2	Severance Benefits ― Termination Without Cause/Resignation For Good Reason.

a.	Company’s Right to Terminate. The Company will have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)                  upon Executive’s Disability in accordance with Section 7.5;

(ii)                 for Cause, by giving notice as described in Section 7.6;

(iii)               without Cause.

b.	Executive’s Right to Terminate. Executive will have the right to resign Executive’s employment with the Company at any time, as well as following an event constituting Good Reason.

c.	Severance Benefits. In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, Executive will receive, in addition to the Standard Termination Payments, the following:

(i)	Severance Payments. Provided that Executive delivers to the Company a fully executed and complete release, without revocation, in favor of the Company and its Affiliates, and in form and substance satisfactory to the Company (the “Release”) within thirty (30) days of Executive’s Termination Date (the “Execution Deadline”), the Company will provide to Executive (a) if the Termination Date occurs prior to the one-year anniversary date of Executive’s employment start date, an amount equal to six (6) months of Executive’s then-current Base Salary; or if the Termination Date occurs on or after the one-year anniversary date of employment, an amount equal to nine (9) months of Executive’s then-current Base Salary (collectively the “Severance Payments”). The Severance Payments will be payable in equal installment payments over the six (6) or nine (9) month period (“Applicable Severance Payout Period”) starting retroactively from the Termination Date in accordance with the Company’s regular bi-weekly paydays, or if different, in accordance with the Company’s customary payroll practices.

(ii)	COBRA Benefits. In the event Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the COBRA materials that will be provided to Executive by the Company or the Company’s third party COBRA administrator, the Company will pay the Company’s portion (based upon the Company’s monthly premium subsidy immediately prior to the Termination Date) of Executive’s COBRA premium for the same medical, dental and vision benefit plan coverage (“Group Health Plan Coverage”) Executive and Executive’s dependents had as of the Termination Date for the Applicable Severance Payout Period, or until Executive elects to receive group medical, dental and vision insurance from another source, whichever occurs first. Payment of COBRA premiums will be made by the Company on Executive’s behalf directly to the Group Health Plan’s COBRA administrator. Executive will be mailed a COBRA packet at his last known address. Such packet will contain additional information about Executive’s COBRA rights and responsibilities.

(iii)	Severance Benefits Contingent on Execution of Release. Notwithstanding the foregoing, any Severance Payments that are otherwise payable before the Execution Deadline will be withheld pending Executive’s execution and delivery of the Release and will be paid on the payroll date immediately following the Execution Deadline. For the avoidance of doubt, Executive will forfeit the right to receive any Severance Payments or COBRA Benefits if Executive fails to deliver the Release by the Execution Deadline. For this forfeiture to take effect, the Release will not materially alter Executive’s rights to receive any payments or benefits under this Agreement; enlarge Executive’s obligations under this Agreement, including without limitation, Executive’s covenants of non-competition and non-solicitation; or impose material new obligations on Executive.

d.	Compliance with Code Section 409A. The Company and Executive intend that (i) payments under Section 7.2(c)(i) will be made on account of an involuntary separation from service within the meaning of Treasury Regulation section 1.409A-1(n)(1) or a separation from service for good reason within the meaning of Treasury Regulation section 1.409A-1(n)(2), (ii) amounts paid under Section 7.2(c)(i) constitute separation pay exempt from Internal Revenue Code Section 409A under Treasury Regulation section 1.409A-1(b)(9)(iii), and (iii) Payments under Section 7.2(c)(ii) will be exempt from Code Section 409A as a non-taxable fringe benefit to Executive, but neither party will be liable to the other in the event any such payment receives different tax treatment. In the event any of these payments is determined to be deferred compensation subject to Internal Revenue Code Section 409A, the payments will comply with Section 7.8.

7.3	Termination Upon Death or Disability of Executive.

a.	Upon Executive’s death while employed pursuant to this Agreement, this Agreement will automatically terminate.
b.	Subject to applicable state and federal law, the Company will at all times have the right, upon thirty (30) days written notice to Executive, to terminate this Agreement based on Executive’s Disability.
c.	In the event Executive’s employment is terminated due to Executive’s death or Disability, the Company will pay to Executive or Executive’s heirs or estate all Standard Termination Payments together with any other compensation and benefits payable to Executive through the Executive’s Termination Date under any compensation or benefit plan, program or arrangement during such period. In addition, if Executive, or if Executive is deceased, a participant on Executive’s health insurance plan, elects COBRA coverage, the Company will pay its third party administrator the full cost of COBRA coverage for twelve (12) months from the Executive’s Termination Date.

7.4	Notice; Effective Date of Termination.

a.	Termination of Executive’s employment pursuant to this Agreement will be effective on the earliest of:

(i)	excluding a termination due to Executive’s death or Disability, the date on which the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination will be effective as of such later date;
(ii)	the date of Executive’s death;
(iii)	ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability; or
(iv)	thirty (30) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the 30th day thereafter (i.e., the effective date of resignation, but for this Section 7.5(a)), in which case the Executive’s resignation will be effective as of such earlier date (the date on which Executive’s resignation becomes effective, the “Actual Resignation Effective Date”).

b.	In the event that notice of a termination is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request. In the event of a termination for Cause, written confirmation will specify the subsection(s) of the definition of Cause being relied on by the Company to support the decision to terminate for Cause, to afford Executive a reasonable opportunity to effect a cure, if permitted and possible under the applicable subsections of the definition of Cause. In the event of a resignation for Good Reason, written confirmation will specify the subsection(s) of the definition of Good Reason being relied on by Executive to support the decision to resign for Good Reason, to afford the Company a reasonable opportunity to cure under the applicable subsections of the definition of Good Reason.

7.5	Cooperation With the Company After Termination of Employment. Notwithstanding anything to the contrary contained herein, payment of the amounts specified in this Agreement is conditional upon Executive reasonably cooperating with the Company in connection with all matters relating to Executive’s employment with the Company, assisting the Company as reasonably requested in transitioning Executive’s responsibilities to Executive’s replacement, and Executive being available to answer questions and provide transition assistance to the Company through the end of the period during which Severance Benefits are to be paid. Following Executive’s Termination Date, such assistance will be provided at mutually acceptable times, and in reasonable amounts, taking into account other commitments that Executive may have. Executive agrees to use Executive’s best efforts to minimize any conflicts with other commitments to facilitate this assistance. The Company agrees to reimburse Executive for reasonable out of pocket, pre-approved expenses incurred in providing such assistance.

7.6	Application of Section 280G. In the event that it is determined that the Severance Benefit payable to Executive pursuant to Section 7 of this Agreement, when added to any other payment or benefit to Executive from the Company that would be considered a “parachute payment” (a “Parachute Payment”), within the meaning of section 280G of the Code, would cause Executive to be considered to receive an “excess parachute payment” within the meaning of section 280G of the Code (an “Excess Parachute Payment”), the amount payable to Executive pursuant to Section 7 of this Agreement will be reduced to the maximum amount that, when added to any other Parachute Payments made to Executive, could be paid to Executive without causing Executive to receive an Excess Parachute Payment. Notwithstanding the foregoing, the Severance Benefit payable to Executive pursuant to Section 7 of this Agreement will not be reduced if (i) the net amount payable to Executive without the reduction described in the preceding sentence, but reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments plus the excise tax payable on the Excess Parachute Payment pursuant to Section 4999 of the Code, is greater than (ii) the net amount that would be payable to Executive with the reduction described in the preceding sentence and reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments. For purposes of this Section 7.7, Executive will be deemed to pay Federal income tax and employment taxes at the highest marginal rate of Federal income and employment taxation in the calendar year in which the Excess Parachute Payment would occur and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Excess Parachute Payment would be made, net of the reduction in Federal income taxes that Executive may obtain from the deduction of such state and local income taxes. In addition, all determinations to be made under this Section 7.7 will be made by the Company’s independent public accountant (the “Accounting Firm”) immediately before the date the Severance Benefit under Section 7 is to be paid. The Accounting Firm will provide its determinations and any supporting calculations and work papers both to the Company and to Executive within ten (10) days of such date, and any such determination by the Accounting Firm will be binding upon the Company and Executive.

7.7	Deferred Compensation Subject to Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Code Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Code Section 409A. It is intended that each installment of Severance Benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Code Section 409A and Executive is, on the termination of service, a “specified Executive” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to Executive under Section 409A, the timing of the payments and benefits will be delayed until the earlier to occur of: (a) the date that is six (6) months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Executive Initial Payment Date”). On the Specified Executive Initial Payment Date, the Company (or the successor entity thereto, as applicable) will (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Executive Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section 7.8 and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

8.	General Provisions.

8.1	Notices. Any notice required or permitted under this Agreement will be given in writing by delivery in hand, express courier or by postage prepaid, United States first class mail; registered or certified mail, return receipt requested; facsimile at the party’s specified address; or as otherwise specified by a party. Notice will be effective upon receipt.

8.2	Right To Injunctive Relief. Executive agrees and acknowledges that a violation of the covenants contained in Section 4 of this Agreement will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of breach by Executive of any such covenant. Therefore, Executive further agrees that, in the event of any violation or threatened violation of such covenants, the Company will be entitled to an injunction issued by any court of competent jurisdiction restraining such violation or threatened violation by Executive, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

8.3	Partial Invalidity/Severability/No Amendment Of Existing Agreements. Executive acknowledges that the periods of time and geographic area of restrictions imposed by Section 4 are fair and reasonable and are reasonably required for the protection of the Company. If any part or parts of Section 4 will be held to be unenforceable or invalid, the remaining parts thereof will nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Section 4 relating to the scope of restrictions, periods of time or geographic area of restriction will be deemed to exceed the scope of restrictions, maximum periods of time or area which a court of competent jurisdiction would deem enforceable, the scope of restrictions, time and area will, for purposes of Section 4, be deemed to be the maximum scope, time periods and area which a court of competent jurisdiction would deem valid and enforceable. If any other paragraph or subparagraph of this Agreement will be unenforceable under any applicable law, the remainder of this Agreement will remain in full force and effect. Except as specifically provided herein, nothing in this Agreement is intended to modify any existing agreements between the Company and Executive with regard to the matters in Section 4.

8.4	Waiver. If either party should waive any breach of any provisions of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party, upon any breach, default or noncompliance by the other party under this Agreement will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on either party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to either party, will be cumulative and not alternative.

8.5	Withholding. All amounts payable hereunder will be reduced by any and all federal, state, and local taxes imposed upon the Executive that are required to be paid or withheld by the Company.

8.6	Complete Agreement. This Agreement, your offer letter and the Confidentiality and Non-Compete Agreement constitute the entire agreement between Executive and the Company with regard to the subject matter hereof. These agreements are the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter and supersede any prior oral discussions or written communications and agreements, including but not limited to any previous agreements. In the event of a conflict between this Agreement, the offer letter or the Confidentiality and Non-Compete Agreement, the provisions of this Agreement will control. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties may enter into separate agreement(s) related to stock options, stock awards or other matters relative to Executive’s service with the Company or its affiliates. These separate agreements govern (or may govern) other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.7	Counterparts. This Agreement may be executed in separate counterparts, including facsimile, PDF, or other electronic counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.8	Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.9	Successors and Assigns. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge, consolidate, or be acquired by, or to which the Company may transfer all or substantially all of its assets. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

8.10	Choice of Law / Venue. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal, substantive laws of the State of Colorado, as applied to agreements made and to be performed solely within the State of Colorado and without regard to the principles of conflicts of laws of the State of Colorado or of any other jurisdiction that would result in the application of the laws of any other jurisdiction to this Agreement. Any action brought to enforce this Agreement will be brought in Colorado in a court of competent jurisdiction.

8.11	Attorneys’ Fees. In any action brought to enforce this Agreement, the substantially prevailing party in such dispute will be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys, which will include, without limitation, all fees, costs and expenses of appeal.

In Witness Whereof, the parties have executed this Agreement on the day and year first written above.

Company:

Zynex, Inc.

By: /s/Thomas Sandgaard

Title: President & CEO

Executive: Giuseppe Papandrea

/s/ Giuseppe Papandrea

[Signature Page to Employment Agreement]